Exhibit 10.2

~~EXECUTION VERSION~~Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 17, 2013

Among

AMVAC CHEMICAL CORPORATION

as the Company,

AMVAC C.V.

AMVAC NETHERLANDS B.V.

as Designated Borrowers and Affiliate Foreign Guarantors

AMERICAN VANGUARD CORPORATION

GEMCHEM, INC.

2110 DAVIE CORPORATION

As Original Guarantors

AVD INTERNATIONAL LLC

As an Affiliate Domestic Guarantor

BANK OF THE WEST

as Agent, Swing Line Lender, and

L/C Issuer

BMO HARRIS BANK, N.A. and WELLS FARGO BANK, N.A.

as Documentation Agents

And

the Lenders Party Hereto

BANK OF THE WEST

as Sole Arranger and Syndication Agent

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~24~~26
1.03	Accounting Terms	~~25~~27
1.04	Rounding	~~25~~27
1.05	Exchange Rates; Currency Equivalents	~~25~~27
1.06	Additional Alternative Currencies	~~26~~28
1.07	Change of Currency	~~26~~28
1.08	Times of Day	~~27~~29
1.09	Letter of Credit Amounts	~~27~~29

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		~~27~~29
2.01	Committed Loans	~~27~~29
2.02	Borrowings, Conversions and Continuations	~~27~~29
2.03	Letters of Credit. (a) The Letter of Credit Commitment	~~29~~31
2.04	Swing Line Loans	~~35~~38
2.05	Prepayments	~~37~~40
2.06	Termination or Reduction of Commitments	~~39~~41
2.07	Repayment of Loans	~~39~~41
2.08	Interest	~~39~~41
2.09	Fees	~~40~~42
2.10	Computation of Interest and Fees	~~40~~42
2.11	Evidence of Debt	~~40~~43
2.12	Payments Generally; Agent’s Clawback	~~41~~43
2.13	Sharing of Payments by Lenders	~~42~~44
2.14	Designated Borrowers	~~43~~45
2.15	Increase in Commitments	~~44~~46
2.16	Cash Collateral	47
2.17	Defaulting Lenders	~~45~~47

ARTICLE III. TAXES, YIELD PROTECTION, ILLEGALITY		~~47~~49
3.01	Taxes	~~47~~49
3.02	Illegality	~~50~~52
3.03	Inability to Determine Rates	~~50~~52
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	~~50~~52
3.05	Compensation for Losses	~~52~~54
3.06	Mitigation Obligations; Replacement of Lenders	55
3.07	Survival	~~53~~55

ARTICLE IV. GUARANTY		~~53~~55
4.01	Guaranty	~~53~~55
4.02	Guaranty to be Absolute	~~53~~55
4.03	Authorized Action	~~53~~55
4.04	~~Affiliate~~ Guarantors’ Waivers	~~54~~56

(i)

		Page
4.05	Waivers of Subrogation and Other Rights	~~54~~56
4.06	Right to Non judicially Foreclose	57
4.07	Revival and Reinstatement	58
4.08	Information Regarding a Borrower	~~56~~58
4.09	Subordination	~~56~~58
4.10	Additional and Independent Obligations	~~56~~58
4.11	Foreign Subsidiary Limitations	~~56~~58
4.12	Joinder by ~~Affiliate~~ Guarantors	~~56~~58
4.13	Appointment of Company	58
4.14	Eligible Contract Participants	59

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~57~~59
5.01	Conditions of Initial Credit Extension	~~57~~59
5.02	Conditions to all Credit Extensions	~~58~~60

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		~~59~~61
6.01	Financial Condition; No Change	~~59~~61
6.02	Corporate Existence; Power; Etc.	61
6.03	Authorization; No Contravention	62
6.04	Binding Effect	~~60~~62
6.05	Governmental Authorization; Other Consents	~~60~~62
6.06	Litigation	~~60~~62
6.07	No Default	~~60~~62
6.08	Ownership of Property; Liens	~~60~~62
6.09	Insurance	62
6.10	Taxes	62
6.11	Margin Regulations; Investment Company Act	63
6.12	Subsidiaries	~~61~~63
6.13	ERISA Compliance	~~61~~63
6.14	Disclosure	63
6.15	Compliance with Laws	64
6.16	Environmental Compliance	~~62~~64
6.17	Security Documents	~~62~~64
6.18	Solvency	64
6.19	Intellectual Property; Licenses, Etc.	64
6.20	Representations as to Foreign Obligors	65
6.21	OFAC	65
6.22	Anti-Corruption Laws	65
6.23	EEA Financial Institutions	65

ARTICLE VII. AFFIRMATIVE COVENANTS		65
7.01	Financial Statements	66
7.02	Certificates; Other Information	~~64~~66
7.03	Payment of Indebtedness	~~65~~67
7.04	Maintenance of Existence and Properties	~~65~~67
7.05	Inspection of Property; Books and Records; Discussions	~~65~~67
7.06	Notices	68
7.07	Maintenance of insurance	~~66~~68

(ii)

Page
7.08	Environmental Compliance	~~66~~68
7.09	ERISA	~~67~~69
7.10	Payment of Obligations	~~67~~69
7.11	Compliance with Laws	69
7.12	Books and Records	70
7.13	Use of Proceeds	~~68~~70
7.14	Collateral; Guarantors; Post Closing Matters	~~68~~70
7.15	Approvals and Authorizations	71
7.16	Anti-Corruption Laws	71

ARTICLE VIII. NEGATIVE COVENANTS		~~69~~71
8.01	Liens	~~69~~71
8.02	Funded Debt	~~69~~71
8.03	Fundamental Changes	~~70~~72
8.04	Acquisitions	~~70~~72
8.05	Investments; Advances	~~70~~72
8.06	Dispositions	~~71~~73
8.07	Change in Nature of Business	~~71~~73
8.08	Financial Covenants	~~71~~73
8.09	Capital Expenditures	~~71~~73
8.10	Hedge Agreements	~~71~~74
8.11	Transactions with Affiliates; Creation of Subsidiaries	~~71~~74
8.12	Burdensome Agreements	~~72~~74
8.13	Use of Proceeds	~~72~~74
8.14	Changes in Fiscal Periods	~~72~~74
8.15	Sale Leasebacks	~~72~~74
8.16	Distributions	~~72~~74
8.17	Center of Main Interest	75
8.18	Sanctions and Anti-Corruption Laws	75

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		~~72~~75
9.01	Events of Default	~~72~~75
9.02	Remedies Upon Event of Default	~~74~~77
9.03	Application of Funds	~~75~~77

ARTICLE X. AGENT		~~75~~78
10.01	Appointment and Authorization of Agent	~~75~~78
10.02	Rights as a Lender	~~76~~79
10.03	Exculpatory Provisions	~~76~~79
10.04	Reliance by Agent	~~77~~79
10.05	Delegation of Duties	~~77~~80
10.06	Resignation of Agent	~~77~~80
10.07	Non-Reliance on Agent and Other Lenders	~~78~~81
10.08	No Other Duties, Etc.	~~78~~81
10.09	Agent May File Proofs of Claim	~~78~~81
10.10	Guaranty Matters	~~78~~82
10.11	Collateral Matters	~~79~~82
10.12	Parallel Debt	83

(iii)

Page
ARTICLE XI. MISCELLANEOUS		~~81~~84
11.01	Amendments, Etc.	~~81~~84
11.02	Notices; Effectiveness; Electronic Communications	~~82~~85
11.03	No Waiver; Cumulative Remedies	~~83~~86
11.04	Expenses; indemnity; Damage Waiver	~~83~~86
11.05	Payments Set Aside	~~85~~88
11.06	Successors and Assigns	~~85~~88
11.07	Treatment of Certain Information; Confidentiality	~~88~~92
11.08	Right of Setoff	~~89~~92
11.09	Interest Rate Limitation	~~89~~93
11.10	Counterparts; Integration; Effectiveness	~~90~~93
11.11	Survival of Representations and Warranties	~~90~~93
11.12	Severability	~~90~~93
11.13	Replacement of Lenders	~~90~~93
11.14	Governing Law; Jurisdiction; Etc.	~~91~~94
11.15	Waiver of Jury Trial	~~91~~94
11.16	California Judicial Reference	~~91~~95
11.17	No Advisory or Fiduciary Responsibility	~~92~~95
11.18	Electronic Execution of Assignments and Certain Other Documents	95
11.19	USA PATRIOT Act ~~Notice~~	~~92~~96
~~11.19~~11.20	Cash Management Providers, Etc.	~~92~~96
~~11.20~~11.21	Amendment and Restatement	~~93~~97
~~11.21~~11.22	Judgment Currency	~~93~~97
11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	97

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Intercompany Note and Subordination Agreement
G	Designated Borrower Request and Assumption Agreement
H	Designated Borrower Notice
I	Opinion Matters
J	Security Agreements
K	Joinder

SCHEDULES

Schedule 1.01	Mandatory Cost Formulae
Schedule 2.01	Commitments
Schedule 11.20	Agents’ Office, Certain Addresses for Notices
Schedule 11.19	Existing Loan Documents

(iv)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of June 17, 2013, among AMVAC CHEMICAL CORPORATION, a California corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), AMERICAN VANGUARD CORPORATION, a Delaware corporation and sole shareholder of the Company (“American Vanguard”), GEMCHEM, INC., a California corporation and Wholly-Owned Subsidiary of American Vanguard (“GemChem”), 2110 DAVIE CORPORATION, a California corporation and Wholly-Owned Subsidiary of American Vanguard (“2110 Davie” and, collectively, with American Vanguard and GemChem, “Original Guarantors”), AVD INTERNATIONAL LLC, a Delaware limited liability company, as an Affiliate Domestic Guarantor, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF THE WEST, as Agent, Swing Line Lender and L/C Issuer.

The Company, the Original Guarantors, the Lenders party thereto and Agent are parties to the Amended and Restated Credit Agreement dated as of January 10, 2011 (as amended, modified, or waived, the “Existing Credit Agreement”).

The Company has requested that the Lenders modify certain of the terms and conditions contained in the Existing Credit Agreement and, in connection therewith, amend and restate the Existing Credit Agreement, and Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties to this Agreement agree that the Existing Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by American Vanguard or any of its Subsidiaries which, directly or indirectly, acquires, whether through purchase of assets, merger or otherwise, in one transaction or in a series of related transactions, (a) any Product, including, without limitation, pursuant to a Product Acquisition Agreement, (b) any going business, (c) any business division, (d) all or substantially all of the assets of any Person or division thereof or (e) a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election ‘of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Acquisition Consideration” means, with respect to any Acquisition, all up front payments and other fixed amounts payable by or Guaranteed by American Vanguard or any of its Subsidiaries, including, without limitation, (a) all obligations of American Vanguard and its Subsidiaries under conditional sale, title retention and similar agreements, (b) all obligations of American Vanguard and its Subsidiaries incurred, issued or assumed for the deferred purchase price of Products (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), and (c) Indebtedness incurred or assumed in connection therewith. “Acquisition Consideration” excludes contingent, license and supply payments payable in connection with the Acquisition that are incidental to such Acquisition or calculation of which is not subject to determination on a Pro Forma Basis.

“Adjusted Consolidated EBITDA” means, for any period with respect to American Vanguard and its Subsidiaries, (a) Consolidated EBITDA during such period minus ~~Unfinanced~~(b) Maintenance Capital Expenditures during such period ~~minus taxes paid in Cash during such period (excluding refunds received in respect of any prior fiscal period) minus Distributions made during such period.”Adjusted CPLTD” means,~~

~~as of the last day of any fiscal quarter with respect to American Vanguard and its Subsidiaries, (i) the Current Portion of Consolidated Funded Indebtedness plus (ii) the Current Portion of Amounts Outstanding under Product Acquisition Agreements, including, without limitation, deferred earn-out amounts plus (iii) the Current Portion of Capital Lease Obligations plus (iv) Consolidated Interest Expense paid during the four fiscal quarters just ended.~~in an aggregate amount not to exceed 2% of the net book value of the consolidated fixed assets of American Vanguard and its Subsidiaries as of the end of such period .

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Domestic Guarantor” means (a) any Original Guarantor, (b) any Material Domestic Subsidiary, (c) the Company and (d) any other Domestic Subsidiary holding Equity Interests in a Designated Borrower or Material Subsidiary, in each case in respect of its Guaranteed Obligations. As of the Closing Date, the Original Guarantors, AVD International LLC and the Company are the Affiliate Domestic Guarantors in respect of their respective Guaranteed Obligations.

“Affiliate Foreign Guarantor” means (a) any Designated Borrower, (b) any Material Foreign Subsidiary and (c) any other Foreign Subsidiary holding Equity Interests in a Material Subsidiary or a Designated Borrower. As of the Closing Date, (i) the Dutch Borrowers are Designated Borrowers and Affiliate Foreign Guarantors in respect of their respective Guaranteed Obligations and (ii) there are no other Foreign Subsidiaries that are Affiliate Foreign Guarantors.

“Affiliate Guaranty” means any Guaranty made by any Affiliate Domestic Guarantor or Affiliate Foreign Guarantor.

“Agent” means Bank of the West in its capacity as agent under any of the Loan Documents, or any successor agent.

“Agent Fee Letter” means any letter, including the letter dated as of June ~~[_],~~17, 2013, between Agent and the Company setting forth fees payable to Agent in respect of this Agreement and any other fee letter between Agent and the Company setting forth fees payable in respect of this Agreement.

“Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Agent may from time to time notify the Company and Lenders.

“Aggregate Commitments” means the aggregate Revolving Commitments of all Lenders. As of the Third Amendment Effective Date, the Aggregate Commitments are $250,000,000.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Alternate Base Rate” is reset daily and means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent (0.50%) and (c) Daily One-Month LIBOR on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily One-Month LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Daily One-Month LIBOR, respectively.

“Alternate Base Rate Loan” means a Loan that bears interest based on the Alternate Base Rate. All Alternate Base Rate Loans shall be denominated in Dollars.

“Alternative Currency” means each of Euro, Sterling, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $~~50,000,000.~~150,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“American Vanguard” has the meaning specified in the introductory paragraph hereto.

“Amounts Outstanding Under Product Acquisition Agreement” means, in respect of any Product Acquisition Agreement (including any asset purchase agreement) as of any date, all Acquisition Consideration remaining payable by or Guaranteed by American Vanguard and its Subsidiaries.

“Amvac Netherlands” means Amvac Netherlands B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated and existing in the Netherlands with its statutory seat in Amsterdam, the Netherlands and having its office in (3994 DG) Houten, the Netherlands at Kokermolen 5,

“Amvac CV” means Amvac C.V., a commanditaire vennootschap established and existing in the Netherlands with its statutory seat in Amsterdam, the Netherlands and having its office c/o American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, CA 92660, United States of America.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Funded Debt Ratio as set forth in the most recent Compliance Certificate delivered pursuant to Section 7.02(a):

Applicable Rate
Pricing Level	Consolidated Funded Debt Ratio	Unused fee	Eurocurrency Rate +	Alternate Base Rate +
			Standby Letter of Credit Fees
			Daily One-Month LIBOR+*
I	>3.00:1.00	~~0.35~~0.30%	~~2.50~~2.25%	~~1.50~~1.25%
II	<3.00:1.00 but >~~2.50~~2.25:1.00	~~0.30~~0.25%	~~2.25~~2.00%	~~1.25~~1.00%
~~III~~	~~<2.50:1.00 but >2.00:1.00~~	~~0.25%~~	~~2.00%~~	~~1.00%~~
~~IV~~III	<~~2.00~~2.25:1.00 but > 1.50:1.00	0.20%	1.75%	0.75%
~~V~~IV	<1.50:1.00	0.15%	1.50%	0.50%

*	“Daily One-Month LIBOR” applies solely to Swing Line Loans.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Funded Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date until the first date on which there is a change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon Pricing Level V.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund,” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit E to this Agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06), and accepted by Agent, or in any other form ~~approved by Agent~~.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Liabilities, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of American Vanguard and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of American Vanguard and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of ~~the~~ Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Borrower” and “Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent’s Office with respect to Obligations denominated in Dollars is located and;

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of a Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of a Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of a Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of a Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of a Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, the aggregate of all expenditures by a Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet as fixed assets of such Person less net proceeds from sales of fixed or capital assets permitted by this Agreement received by such Person or any of its Subsidiaries during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by a Person or an Affiliate of such Person or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be. “Capital Expenditures” made during the term of this Agreement do not include expenses incurred that (a) are properly classified as prepaid inventory in accordance with GAAP (“Prepaid Inventory Expenses”) and (b) do not exceed 7.5% of net sales for any four consecutive fiscal quarters; provided that, as of the end of any fiscal quarter, “Capital Expenditures” shall be calculated to include (in addition to Capital Expenditures made during the four consecutive fiscal quarters then ended and properly classified as Capital Expenditures) (i) Prepaid Inventory Expenses incurred during the term of this Agreement in an aggregate amount in excess of 7.5% of net sales during the four consecutive fiscal quarters then ended and (ii) any other expense where (A) Agent has or the Required Lenders have reasonably determined that treatment of such expenses as Capital Expenditures is necessary or appropriate to cause the financial condition of American Vanguard and its Subsidiaries to be subject to evaluation under this Agreement in accordance with criteria applicable to Capital Expenditures and (B) Agent so notifies the Company at any time after the date of this Agreement.

“Capital Lease” means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means the Attributable Indebtedness with respect to Capital Leases.

“Cash” means money, currency or a credit balance in any demand, deposit or securities account.

“Cash Collateral” means to pledge and deposit with or deliver to Agent for the benefit of Agent, L/C Issuer, or Swing Line Lender, or obligations of Lenders to fund participations in respect either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash ~~Collateral~~Collateralize” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” has the meaning specified in ~~Section 2.03(g).~~the definition of “Cash Collateral.”

“Cash Equivalents” means:

(a) short-term obligations of, Guaranteed by, or backed by the full faith and credit of, the United States of America;

(b) investments in commercial paper with a maturity date not more than 45 days from the date of purchase rated A-1 or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto, or P-1 or better from Moody’s Investors Service, Inc. or any successor thereto;

(c) demand deposit accounts maintained in the ordinary course of business, certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $~~100,000,000~~100,000,000, in each case with maturities of not more than 270 days from the date of acquisition;

(d) Dollar denominated fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) of this definition.

“Cash Management Agreement” means those agreements entered into from time to time by any Loan Party with a Cash Management Provider in connection with the obtaining of any of the Cash Management Services.

“Cash Management Obligations” means obligations owed by any Loan Party to a Cash Management Provider in connection with Cash Management Services.

“Cash Management Provider” means any Person that provides Cash Management Services to any Loan Party if such Person was Agent, a Lender or an Affiliate of Agent or a Lender at the time such Cash Management Services were provided.

“Cash Management Services” means overdraft and related liabilities arising from treasury, depository ~~and~~, overdraft, credit or debit card, electronic fund transfer and other cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; Provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets and rights and interests in or to property of the Company and any Guarantor, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Security Documents.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

~~“Consolidated Current Assets” means, as of any date, the aggregate amount of all assets of American Vanguard and its Subsidiaries, determined on a consolidated basis, which would be properly classified as current assets in accordance with GAAP.~~

~~“Consolidated Current Liabilities” means, as of any date, the aggregate amount of all liabilities of American Vanguard and its Subsidiaries, determined on a consolidated basis, which would be properly classified as current liabilities in accordance with GAAP.~~

“Consolidated EBITDA” means, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by American Vanguard and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-recurring non-cash charges and up to $5,000,000 of related cash charges for such period subject to the reasonable and satisfactory review and consent of Agent, (v) losses on the sale of fixed assets during such period, (vi) non-cash stock based compensation expenses for such period, (vii) extraordinary losses and (viii) losses on sales or Dispositions of assets and discontinued operations outside of the ordinary course of business minus (c) the following to the extent added in calculating such Consolidated Net Income: (i) gains on the sale of fixed assets during such period, (ii) extraordinary gains and (iii) gains from Dispositions of assets and discontinued operations outside of the ordinary course of business.

As of the end of the first, second, third and fourth fiscal quarters occurring after the date on which American Vanguard or any of its Subsidiaries makes any Acquisition permitted by this Agreement, Consolidated EBITDA will be subject to adjustments reflecting projected earnings before interest, taxes, depreciation and amortization realizable on account of such Acquisition as determined by Agent in its discretion taking into account all of the facts and circumstances pertinent to the impact of such Acquisition on Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of:

(a) Adjusted Consolidated EBITDA during the four fiscal quarters just ended to ~~(b) Adjusted CPLTD as of such date.~~

(b) the sum of the following calculated in each case for the four fiscal quarters just ended: (i) Consolidated Interest Expense paid in cash plus (ii) principal payments paid or payable on Consolidated Funded Indebtedness (including Capital Lease Obligations, payments under Amounts Outstanding Under Product Acquisition Agreements and Earn Out Obligations, but excluding Loans and L/C Obligations) plus (iii) federal, state, local and foreign income taxes paid in cash (excluding refunds received in respect of any prior fiscal year) plus (iv) Distributions made.

“Consolidated Funded Debt Ratio” means, as of the last day of any fiscal quarter of American Vanguard, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the four fiscal quarters just ended.

“Consolidated Funded Indebtedness” means, for American Vanguard and its Subsidiaries on a consolidated basis, without duplication: (a) all obligations of American Vanguard and its Subsidiaries for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances constituting a portion of the purchase price for goods to be delivered), (b) all obligations of American Vanguard and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of American Vanguard and its Subsidiaries upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of American Vanguard and its Subsidiaries under conditional sale or other title retention agreements relating to property or assets purchased by American Vanguard and its Subsidiaries, (e) all obligations of American Vanguard and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others that is of the type described in other clauses of this definition and is Guaranteed or secured by assets of American Vanguard or any of its Subsidiaries, (g) all Capital Lease Obligations of American Vanguard and its Subsidiaries and all Attributable Indebtedness of American Vanguard and its Subsidiaries in respect of Off-Balance Sheet Liabilities, (h) Amounts Outstanding Under Product Acquisition Agreements and (i) all obligations of American Vanguard and its Subsidiaries as an account party in respect of letters of credit and bankers’ acceptances. The Consolidated Funded Indebtedness of American Vanguard and its Subsidiaries includes (i) Earn Out Obligations that are Consolidated Funded Indebtedness and (ii) the Consolidated Funded Indebtedness of any other Person in which American Vanguard or any of its consolidated Subsidiaries is a general partner or joint venture partner unless such Consolidated Funded Indebtedness is expressly non-recourse to American Vanguard and its Subsidiaries~~,~~.

“Consolidated Interest Expense” means, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments and debt discount of American Vanguard and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, the net income of American Vanguard and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” means the Obligations of a Loan Party, excluding the Parallel Debt.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CRR” the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Current Liability” has the meaning given such term in accordance with GAAP, but shall not include Committed Loans, Swing Line Loans or L/C Obligations.

~~“Current Portion” of any liability means that balance of such liability which is required to be shown as a Current Liability on the balance sheet in accordance with GAAP.~~

“Daily One-Month LIBOR” means, as of any day, the ~~Eurodollar~~Eurocurrency Rate that Agent determines would be applicable to a ~~Eurodollar~~Eurocurrency Rate Loan with an Interest Period of one month, based on the ~~Eurodollar~~Eurocurrency Rate determined on such day, or, if such day is not a Business Day, the immediately preceding Business Day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, which for the avoidance of doubt, where the Netherlands is the applicable jurisdiction, includes any faillissement, surseance van betaling, onderbewindstelling, ontbinding and a Dutch Borrower having filed a notice under article 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or article 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in connection with article 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default. “Default Rate” means (a) when used with respect to Obligations (other than L/C Fees, Cash Management Obligations and Permitted Hedge Obligations) an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate, if any, applicable to Alternate Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or Swing Line Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate applicable to standby Letters of Credit plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Company or Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (d) has failed, within three Business Days after request by Agent, to confirm in a manner satisfactory to Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Borrower” and “Designated Borrowers” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $~~50,000,000.~~150,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to its equity holders or authorized or made any other distribution, payment or delivery of property (other than Equity Interests of such Person) or cash to its equity holders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of its capital Equity Interests outstanding on and after the Closing Date (or any options or warrants issued by such Person with respect to such Equity Interests) or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any of the Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to such Equity Interests). Without limiting the generality of the foregoing, “Distribution” shall include all payments made or required to be made by a Person with respect to any stock appreciation rights, plans, equity incentive or equity achievement plans or any similar equity plans or setting aside of any funds for the foregoing purposes.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiaries of a Person incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Wholly-Owned Subsidiary” means any Domestic Subsidiary of a Person that is a Wholly-Owned Subsidiary of such Person.

“Dutch Borrowers” means AMVAC Netherlands and AMVAC CV jointly and “Dutch Borrower” means each of them.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of American Vanguard and any of its Subsidiaries to make earn out, performance or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition.

“EEA” means the European Economic Area, as the same may vary from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Agent, (ii) in the case of any assignment of a Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” does not include a Loan Party or any Loan Party’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, ~~laws~~Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means, in respect of any Person, any offering, issuance, sale or distribution of any Equity Interest (other than pursuant to any employee stock or stock option compensation plan) in such Person, regardless of whether authorized as of the Closing Date or registered on any securities exchange.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal, under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means~~,~~ : for any Interest Period with respect to ~~a Eurocurrency Rate Loan~~any Credit Extension, the rate per annum equal to the London ~~interbank rate as administered by British Bankers Association (or any person designated to take over the administrative of such rate) (“BBA~~ Interbank Offered Rate (“LIBOR”), as ~~appearing on pages LIBOR01 or LIBOR01 of the Reuters Screen (or on any successor or substitute page on such screen or on the appropriate page of such other information service that publishes such screen~~ published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations ~~of BBA LIBOR~~ as may be designated by Agent from time to time) ~~at approximately~~(in such case, the “LIBOR Rate”) at or about 11:00 a.m.~~,~~ (London time~~,~~) two (2) Business Days prior to the commencement of such Interest Period~~,~~ for deposits in the relevant currency (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the

Eurocurrency Rate Loan being made, continued or converted by Bank of the West and with a term equivalent to such Interest Period would be offered by Bank of the West or any of its Affiliates to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that: (i) to the extent a comparable or successor rate is approved by Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Agent and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero percent for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Article III, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient~~’~~’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Letters of Credit” means any letter of credit issued by Bank of the West prior to the Closing Date for the account of the Company and outstanding on the Closing Date pursuant to the Existing Credit Agreement.

“Existing Loan Documents” has the meaning specified in Section ~~11.20.~~11.21.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System ~~arranged by Federal funds brokers~~ on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, in accordance with Agent’s customary practices) charged to Bank of the West on such day on such transactions as determined by Agent.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the relevant Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the relevant Borrower is resident for tax purposes.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means, at any time, any Subsidiary of the Company or American Vanguard organized under the laws of a country or subdivision of a country other than the United States, its possessions and territories.

“Foreign Wholly-Owned Subsidiary” means any Foreign Subsidiary of a Person that is a Wholly-Owned Subsidiary of such Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GemChem” has the meaning specified in the introductory paragraph hereto.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed and Secured Parties” means, collectively, (a) the Lenders, (b) Agent, (c) the Swing Line Lender, (d) the L/C issuer, (e) the Cash Management Providers, (f) the Permitted Hedge Providers, (g) each beneficiary of any indemnification under the Credit Agreement or other Loan Documents, (h) any other holder of Obligations and (i) their respective successors and assigns.

“Guaranteed Obligations” means (a) with respect to any Affiliate Domestic Guarantor (except the Company), the Obligations of the Company, any Designated Borrower and any other Person liable on any Obligations, (b) with respect to the Company, Obligations of any Designated Borrower and any other Person liable on any Obligations and (c) with respect to any Affiliate Foreign Guarantor, the Obligations of any other Foreign Subsidiary. Notwithstanding the foregoing, any obligation of any Guarantor under its Guaranty shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent conveyance, fraudulent transfer or the like under applicable Law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code), If the amount of the Guaranteed Obligations outstanding is determined by a court of competent jurisdiction, that determination shall be conclusive and binding on such Guarantor, regardless of whether such Guarantor was a party to the proceeding in which the determination was made. Each Guarantor confirms that its Guaranty is not being executed or delivered nor are the Guaranteed Obligations being incurred by such Guarantor (and, by accepting each Guaranty, Agent and each Lender confirms that it is not accepting such Guaranty) with actual intent to hinder, delay or defraud any Person to whom such Guarantor is or may hereafter be indebted.

“Guaranty” means any guaranty or other agreement by which a Person Guarantees obligations of another.

“Guarantor” means any of the Affiliate Domestic Guarantors and Affiliate Foreign Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary of American Vanguard that (a) when considered in the aggregate with all Subsidiaries that are not Guarantors, would not cause (i) as of any date, the aggregate assets of Subsidiaries that are not Guarantors (excluding intercompany balances) plus, without duplication, such Subsidiary, to exceed 5% of the assets of the American Vanguard and its Subsidiaries on a consolidated basis or (ii) the aggregate gross revenue, calculated for the four (4) fiscal quarters most recently ended, of Subsidiaries that are not Guarantors plus, without duplication, such Subsidiary, to exceed 10% of the gross revenue of American Vanguard and its Subsidiaries on a consolidated basis and (b) does not directly hold Equity Interests in a Material Foreign Subsidiary.

“Indebtedness” of any Person means all liabilities which, in accordance with GAAP, would be shown on the liability side of a statement of condition of such Person as of the date as of which such liabilities are to be determined and all liabilities of others assumed or Guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such liability or to supply or advance sums or otherwise.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Loan other than an Alternate Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Alternate Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. “Investments” made during the term of this Agreement do not include expenses incurred that (a) are properly classified as prepaid inventory in accordance with GAAP (“Prepaid Inventory Expenses”) and (b) do not exceed 7.5% of net sales for any four consecutive fiscal quarters; provided that, as of the end of any fiscal quarter, “Investments” shall be calculated to include (in addition to Investments made during the four consecutive fiscal quarter then ended and properly classified as Investments) (i) Prepaid Inventory Expenses incurred during the term of this Agreement in an aggregate amount in excess of 7.5% of net sales during the four consecutive fiscal quarters then ended and (ii) any other expense where (A) Agent has or the Required Lenders have reasonably determined that treatment of such expenses as Investments is necessary or appropriate to cause the financial condition of American Vanguard and its Subsidiaries to be subject to evaluation under this Agreement in accordance with criteria applicable to Investments and (B) Agent so notifies the Company at any time after the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder” means a joinder substantially in the form of Exhibit K.

“Joint Venture” means a joint venture (whether in the form of a corporation, a partnership, a limited liability company or otherwise) as to which American Vanguard or any of its Subsidiaries is or becomes a party (other than tenancies in common) regardless of the treatment of such joint venture under GAAP.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of the West ~~in its~~or any other Lender selected by the Company that agrees with the Administrative Agent to act in the capacity ~~as~~of an issuer of Letters of Credit hereunder~~, or any successor issuer of Letters of Credit hereunder~~; provided, however, that, without the prior written consent of the Administrative Agent, there shall be no more than two (2) L/C Issuers at any one time. All references to the L/C Issuer shall mean any L/C Issuer, the L/C Issuer issuing the applicable Letter of Credit, or all L/C Issuers, as the context shall require.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and Agent.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include any Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $~~15,000,000.~~25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing~~)~~, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction) including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letter, the Affiliate Guaranties, the Security Documents and any other document, agreement or instrument executed in connection herewith or therewith.

“Loan Parties” means, collectively, the Company, each Guarantor, each Designated Borrower and each other Person executing a Loan Document, other than Agent, the L/C Issuer, the Swing Line Lender, any Lender, any Cash Management Provider or any Permitted Hedge Provider.

“Mandatory Cost” means~~, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.~~ any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation or has its Lending Office by any Governmental Authority.

“Maintenance Capital Expenditures” means Capital Expenditures made to maintain the operations of all or any of American Vanguard and its Subsidiaries at current levels, including, without limitation, Capital Expenditures made to extend the life of fixed assets.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations, of either the Company or American Vanguard and its Subsidiaries, taken as a whole, (b) the ability of any Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any material portion of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

“Material Domestic Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary.

“Material Foreign Subsidiary” means any Material Subsidiary that is a Foreign Subsidiary.

“Material Subsidiary” means any Subsidiary of American Vanguard (other than an Immaterial Subsidiary).

“Maturity Date” means June ~~17, 2018~~30, 2022; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

~~“Modified Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets as of such date to (b) Consolidated Current Liabilities as of such date plus, to the extent not included in Consolidated Current Liabilities, Total Outstandings under this Agreement.~~

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, when used in respect of any Equity Offering, the gross Cash proceeds of such offering, when and as received, less (a) all direct costs and expenses incurred or to be incurred in connection with such sale, offering or issuance (including, without limitation, reasonable and customary brokerage commissions, underwriting fees, discounts and expenses, legal fees and expenses and similar out-of-pocket expenses) and (b) all Federal, state, local and foreign taxes or levies incurred, paid or assessed, or to be incurred, paid or assessed, in connection with such offering.

“Non-Public Lender” means, (a) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes rights and/or obligations vis-à-vis a Dutch Borrower, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public and (b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the competent authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, in form and substance reasonably satisfactory to Agent and Lenders to such Borrower, substantially in the form of Exhibit C.

“Obligations” means, in respect of any Loan Party or Affiliate of a Loan Party, all Loans, all L/C Obligations, all advances to, and debts, liabilities, obligations, covenants and duties of, such Loan Party or such Affiliate arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, all Cash Management Obligations of such Loan Party or such Affiliate , Permitted Hedge Obligations of such Loan Party or such Affiliate, and the obligation of such Loan Party or such Affiliate to pay any and all other indebtedness, obligations and liabilities of every kind and character of such Loan Party or such Affiliate to Agent, the L/C Issuer, the Swing Line Lender, the Lenders and the other Guaranteed and Secured Parties or any one or more of them, including principal, interest, charges, fees, costs and expenses, however evidenced, whether now existing or hereafter arising, whether due and owing or to become due and owing, whether joint or several, or joint and several, whether absolute or contingent, as created by, evidenced by, arising in connection with and/or owing at any time under this Agreement, any other Loan Document, any Cash Management Agreement and any Permitted Hedge Agreement, and including interest and fees that accrue after the commencement by or against any such Loan Party or such Affiliate of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The Obligations of a Loan Party or Affiliate of a Loan Party include, without limitation, any and all obligations of such Loan Party or such Affiliate to Agent, the L/C Issuer, the Swing Line Lender, any Lender or any other Guaranteed and Secured Party for reasonable attorneys’ fees and all other costs and expenses incurred by any of them in the collection or enforcement of the Obligations of such Loan Party or such Affiliate. Unless otherwise qualified, all references to “Obligations” in this Agreement shall be construed to be references to Obligations of all Loan Parties and their Affiliates.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to all amounts or notes receivables sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP or (ii) does not (and is not required to) appear as a liability on the consolidated balance sheet of such Person and its Affiliates, but in any case excluding any obligations that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or under any arrangement pursuant to which such Person Guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Hedging Agreement” means any foreign exchange, contracts, currency swap agreements, commodity agreements, interest rate swaps or any other derivative or similar agreements or arrangements.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans, on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of the West in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt” has the meaning specified in Section 10.12.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means ~~each state so described in any EMU Legislation~~any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Acquisitions by American Vanguard and/or one or more of its Subsidiaries where:

(a) The Board of Directors or authorized management committee of American Vanguard or of the applicable Subsidiary and of any Person whose assets or Equity Interests are being acquired has approved such Acquisition;

(b) The business or Product acquired in such Acquisition is or are similar, related, incidental, or complementary to the business of American Vanguard or one or more if its Subsidiaries;

(c) Both before and after giving effect to such Acquisition and the Loans and Letters of Credit (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date shall be true and correct in all material respects as of such prior date and (ii) to the extent Agent has been notified in writing by the Company that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d) After giving effect to the Acquisition, the Loan Parties will continue to be in compliance with the covenants in this Agreement, determined on a Pro Forma Basis;

(e) The Consolidated Funded Debt Ratio, after giving effect to the Acquisition, will not exceed ~~(i) solely for purposes of the Acquisitions contemplated by the Asset Purchase and Sale Agreements dated as of April 2015 by and between E.I. Du Pont De Nemours and Company and AMVAC Netherlands, 3. 15 to 1.00 and (ii) in all other cases~~ 3.00 to 1.00, determined on a Pro Forma Basis;

(f) If the Acquisition Consideration for such Acquisition is greater than $20,000,000, at least 15 days prior to American Vanguard or any of its Subsidiaries making the Acquisition, the Company shall have delivered or cause to be delivered to Agent a Compliance Certificate prepared on a Pro Forma Basis and projections, each in form and substance satisfactory to Agent, demonstrating that, after giving effect to such Acquisition, no Event of Default will have occurred or is reasonably expected to occur prior to final payment in full in cash of all Obligations under this Agreement and termination of the Commitments of the Lenders;

(g) If the Acquisition Consideration for such Acquisition is greater than $50,000,000, the Required Lenders shall have consented to such Acquisition in writing~~;~~.

(h) The Acquisition Consideration for such Acquisition and all other Acquisitions made after the Closing Date is less than $150,000,000 in the aggregate; and

(i) If such Acquisition results in a Material Domestic Subsidiary or Material Foreign Subsidiary of American Vanguard being created or acquired, such Subsidiary becomes a Guarantor to the extent required by, and in accordance with, Section 7.14; and

(j) Agent shall have received the definitive documentation for such Acquisition, duly executed by the parties thereto.

“Permitted Hedge Agreement” means a “swap agreement” (as that term is defined in Section 101(53B)(A) of the Bankruptcy Code) entered into by a Loan Party and a Permitted Hedge Provider in connection with a Permitted Hedge.

“Permitted Hedge Obligations” means obligations owed by any Loan Party to a Permitted Hedge Provider in connection with a Permitted Hedge.

“Permitted Hedge Provider” means any Person party to a Permitted Hedge Agreement, if such Person was Agent, a Lender or an Affiliate of Agent or a Lender at the time such Permitted Hedge Agreement was executed.

“Permitted Hedges” means foreign exchange transactions, interest rate transactions and other over-the-counter derivatives executed by American Vanguard and any its Subsidiaries or any other Loan Party with a Permitted Hedge Provider that are permitted under this Agreement and are entered into in the ordinary course of business for the sole purpose of hedging currency or interest rate risks of such Loan Party and not for speculation.

“Permitted Liens” means any Liens permitted under Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

~~“PMP” means a professional market party (professionele marktpartij) as defined in the Dutch Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.~~

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of the West as its “prime rate.” The “prime rate” is a rate set by Bank of the West based upon various factors including Bank of the West’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of the West shall take effect at the opening of business on the day specified in the public announcement of such change. It is acknowledged and agreed that such rate may not be Bank of the West’s best or lowest rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant after giving effect to an Acquisition (including pro forma adjustments arising out of events which are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with application of GAAP and applicable Law; such pro forma adjustments may include cost savings resulting from head count reductions, closure of facilities and similar restructuring charges or integration activities or other adjustments based on reasonable assumptions by a Responsible Officer of the Company, together with such other pro forma adjustments certified to Agent as based on reasonable assumptions by a Responsible Officer of the Company using, for purposes of determining such compliance, the historical financial statements of the Company, its affiliates and any asset acquired with such Acquisition).

“Product” means any line of goods and services produced and supplied by American Vanguard and its Subsidiaries to customers in the ordinary course of business.

“Product Acquisition Agreement” means any agreement for an Acquisition by American Vanguard or any of its Subsidiaries to be financed with Loans.

“Prohibited Transaction” means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA or the transitional rules set forth in Section 414(c) of ERISA and any transaction described in Section 4975(c)(1) of the Code which is not exempt by reason of Section 4975(c)(2) or Section 4975(d) of the Code or the transitional rules of Section 2003(c) or ERISA.

“Property” means, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by American Vanguard or any of its Subsidiaries.

“Recipient” means (a) Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees ~~and~~, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders having, in the aggregate, more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer and, with respect to AMVAC Netherlands, a director (bestuurder), and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice to Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (c) such additional dates as Agent shall determine, the L/C Issuer shall determine or the Required Lenders shall require.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic or financial sanctions or trade embargoes administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other sanctions authority having jurisdiction over American Vanguard and its Subsidiaries or their respective operations.

“SEC Filings” means, collectively, annual, regular, periodic and special reports and registration statements which American Vanguard may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Security Agreement” means, collectively, the security agreements substantially in the form of Exhibit J to this Agreement, the security agreements included in the Existing Loan Documents, and any other security agreement from time to time securing all or any Obligations or other liabilities of the Loan Parties hereunder or under any other Loan Document.

“Security Documents” means the Security Agreement and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Agent.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act); (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, Joint Venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of American Vanguard.

“Swing Line” means the revolving facility made available to Swing Line ~~lender~~ Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of the West in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a swing line loan notice that is in form and substance satisfactory to the Swing Line Lender and to Agent, which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $~~15,000,000~~25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Amendment” means the Third Amendment to this Agreement dated as of June 30, 2017.

“Third Amendment Effective Date” means the Amendment Effective Date, as defined in the Second Amendment.

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“2110 Davie” has the meaning specified in the introductory paragraph hereto.

“Type” means, with respect to a Committed Loan, its character as an Alternate Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” has the meaning specified in Section 7.14(d).

“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any commercial Letter of Credit is issued.

~~“Unfinanced Capital Expenditures” shall mean, as of the end of any fiscal quarter, the amount, if any, by which (a) the aggregate amount of Capital Expenditures made by American Vanguard and its Subsidiaries during the four fiscal quarters then ended that was not financed by the applicable seller or a third party lender exceeded (b) the aggregate principal amount of Loans outstanding on the last day of such fiscal quarter.~~

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g~~)(ii)(B~~)(v).

“Wholly-Owned Subsidiary” means, as to any Person (a) any corporation 100% of whose Equity Interests (other than director’s and national citizen qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, Joint Venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person, directly or indirectly, has a 100% Equity Interest at such time.

“Withholding Agent” means any Loan Party and Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, if the Company notifies Agent that the Company requests an amendment to any provisions hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notified the Company that the Required Lenders request an amendment to any provisions hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provisions amended in accordance herewith. In the event that the Company notifies Agent of its adoption of International Financial Reporting Standards in replacement of GAAP, the Company and Agent agree to enter into negotiations in order to amend the calculation of financial covenants so as to reflect equitably such change in accounting practices with the desired result that the criteria for evaluating American Vanguard’s (and its Subsidiaries’) financial condition shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such change had not occurred,

Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the Third Amendment Effective Date.

1.04 Rounding. Any financial ratios required to be maintained by American Vanguard pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a) Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date occurs. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Agent or the L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of Agent and the L/C Issuer.

(b) Any such request shall be made to Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, Agent shall promptly so notify the Company.

1.07 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Agent may from time to time specify by prior written notice to the Company to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Agent may from time to time specify by prior written notice to the Company to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific Time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies and Outstanding Amount of all L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Alternate Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations. (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Alternate Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Alternate Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of any such Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Alternate Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Alternate Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Alternate Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency. The initial Borrowing from any Lender, and (to the extent provided before such initial Borrowing) any initial L/C Credit Extension by an L/C Issuer, to a Dutch Borrower shall at all times ~~exceed EUR 100,000 (or its equivalent in another currency) or such other amount as a result of which such Lender or L/C Issuer qualifies as a PMP~~be provided by a Lender that is a Non-Public Lender.

(b) Following receipt of a Committed Loan Notice, Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, Agent shall notify each Lender of the details of any automatic conversion to Alternate Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Agent in Same Day Funds at Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to the applicable Borrower in like funds as received by Agent either by (i) crediting the account of such Borrower on the books of Bank of the West with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Alternate Base Rate Loans are outstanding, Agent shall notify the Company and the Lenders of any change in Bank of the West prime rate used in determining the Alternate Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage for of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit and (ii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies and Outstanding Amount of all L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by the Company for the issuance or amendment of. a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) The L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if(A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in

Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage ~~for~~ times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase, in accordance with normal banking procedures, a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a

Committed Borrowing of Alternate Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Alternate Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer, in Dollars, at Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Committed Loan to the Company in such amount. Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Alternate Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(11) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any reasonable administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage for Loans thereof in Dollars and in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally;

(vi) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;

(vii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. (i) Upon the request of Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing which is an Unreimbursed Amount, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 105% thereof.

(ii) In addition, if Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations by maintaining Cash Collateral in an amount not to exceed 105% of the Dollar Equivalent of the applicable limitation provided in this Agreement.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Letter of Credit Fees. The Company shall pay to Agent, for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and for each commercial Letter of Credit equal to an amount calculated in accordance with Agent’s standard fee Schedule as in effect from time to time. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at a rate per annum equal to the Daily LIBOR Rate plus the Applicable Rate in accordance with Section 2.08. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and, if in writing, signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make an Alternate Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Alternate Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to Agent in Same Day Funds (and Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line

Lender at Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Committed Loan to the Company in such amount. Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(1), the request for Alternate Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in’ the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Alternate Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Within one (1) Business Day after receipt by American Vanguard or any of its Subsidiaries of Net Cash Proceeds of any Equity Offering, the Company shall prepay or cause to be prepaid Loans in an amount equal to 50% of such Net Cash Proceeds; provided, that the Company shall not be required to make any such prepayment from Net Cash Proceeds received prior to December 30, 2014 to the extent that such prepayment would subject any hedge then outstanding to treatment as a speculative hedge under GAAP. After payment in full of all Loans, such amount shall be applied to Cash Collateralize L/C Obligations.

(b) Each Borrower may, upon notice from the Company to Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Alternate Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $~~5,000,000~~1,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of ~~$5,000,000~~the Dollar Equivalent of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Alternate Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(c) The Company may, upon notice to the Swing Line Lender (with a copy to Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) If Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05 unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations with respect to the risk that was required to be Cash Collateralized.

(e) If Agent notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06 Termination or Reduction of Commitments. (a) The Company may, upon notice to Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b) On the tenth consecutive Business Day when the Outstanding Amount of Swing Line Loans exceeds $5,000,000 the Company shall repay the amount of such excess on such day, and, in any event, the Outstanding Amount of all Swing Line Loans on the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily LIBOR Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations (other than the Cash Management Obligations and the Permitted Hedge Obligations) hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) The Company shall pay to Agent, for the account of each Lender in accordance with its Applicable Percentage, an unused fee equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of the Outstanding Amount of Committed Loans and Swing Line Loans and the Outstanding Amount of L/C Obligations. The revolving unused fee shall accrue at all times during the Availability Period for Committed Loans, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the last Business Day of each March, June, September and December commencing with the first such date to occur after the Closing Date and on the last day such Availability Period.

(b) Other Fees. (i) The Company shall pay to Agent for its own account, in Dollars, fees in the amounts and at the times specified in ~~the~~ Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing as set forth in the Agent Fee Letter in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) and, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated ~~Leverage~~Funded Debt Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated ~~Leverage~~Funded Debt Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid by such Borrower for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article ~~VIII~~IX. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through Agent, such Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Agent on the dates specified herein. Without limiting the generality of the foregoing, Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Agent will promptly distribute to each Lender its Applicable Percentage for the applicable Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Alternate Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to Agent such Lender’s share of such Committed Borrowing, Agent may assume that such Lender has made such share available on such date in’ accordance with Section 2.02 (or, in the case of a Committed Borrowing of Alternate Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Agent, then the applicable Lender and the applicable Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless Agent shall have received notice from a Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the Overnight Rate.

A notice of Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers. (a) Effective as of the date hereof each Dutch Borrower shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 20 Business Days’ notice from the Company to Agent (or such shorter period as may be agreed by Agent in its sole discretion), designate any additional Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents (to the extent that Agent, in its reasonable discretion, determines that the cost of taking such action is not excessive in relation to the value afforded thereby) and other documents or information, in form, content and scope reasonably satisfactory to Agent, as may be required by Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Obligations of each Designated Borrower shall be several in nature.

(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to Agent (or such shorter period as may be agreed by Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(f) The Agent, in its reasonable discretion, may (and shall upon written request from the Required Lenders) from time to time, upon not less than 15 Business Days’ notice from Agent to the Company (or such shorter period as shall be required by the Required Lenders), terminate a Designated Borrower’s status as such, whereupon the Loans and other Obligations of such Designated Borrower shall immediately be repaid in full.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Company may make a maximum of five such requests. At the time of sending such notice, the Company (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Agent; Additional Lenders. Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 6.01(a) shall be deemed to refer to the most recent audited and unaudited financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 and (B) no Default exists or will result from such increase. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that is an Unreimbursed Amount, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of Agent, the L/C Issuer or the Swing Line Lender, the Company shall deliver to Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Agent. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Agent, for the benefit of Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of the West. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06)) or (ii) Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loans in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company or any Designated Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender (x) shall be entitled to receive any fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.04, Section 2.16, or Section 2.17(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Company, Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans, and the funded and unfunded participations in Letters of Credit and Swing Line Loans, to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III. TAXES, YIELD PROTECTION, ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the Company shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and Agent, at the time or times reasonably requested by the Company or Agent, such properly completed and executed documentation reasonably requested by the Company or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or Agent as will enable the Loan Parties or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. company,

(A) any Lender that is a U.S. Person shall deliver to the applicable Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or Agent), whichever of the following is applicable:

(iii) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iv) executed originals of IRS Form W-8ECI;

(v) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(vi) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in form and substance satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in form and substance satisfactory to Agent on behalf of each such direct and indirect partner;

(A) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or Agent to determine the withholding or deduction required to be made; and

(B) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or Agent as may be necessary for the applicable Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Alternate Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrowers shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted and any additional amounts necessary to compensate such Lender for costs incurred by such Lender in making such conversion in accordance with this Section 3.02, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain such Eurocurrency Loan in an Alternative Currency.

3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the London interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Alternate Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except ~~(A)~~ any reserve requirement contemplated by Section 3.04(e) ~~and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost~~, other than as set forth below) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

~~(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans;~~ or

(iii) ~~(iv)~~ impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer describing in reasonable detail the basis therefor, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company reasonably could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon notice describing in reasonable detail the basis therefor the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements.

(i) Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(ii) ~~(e)~~ Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

including any loss of reasonably anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3:05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (in any event provided that ~~any~~assignment or transfer to or assumption by any Person of Commitments or Loans ~~extended~~with respect to a Dutch Borrower ~~can only be assigned to another legal entity if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or otherwise qualifies as a PMP~~shall only be permitted if such Person is a Non-Public Lender), if, in the judgment of such Lender, reasonably exercised, or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV. GUARANTY

4.01 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees to the Guaranteed and Secured Parties the prompt payment and performance when due (whether at its maturity, by lapse of time, by acceleration or otherwise) of the Guaranteed Obligations. This is a guaranty of payment, not of collection. If a Borrower defaults in the payment when due of the Guaranteed Obligations or any part thereof, such Guarantor shall in lawful money of the United States pay on demand, all sums due and owing on such Guaranteed Obligations, including all interest, charges, fees and other sums, costs and expenses.

4.02 Guaranty to be Absolute. Each Guarantor expressly agrees that until the Guaranteed Obligations are paid and performed in full and each and every term, covenant and condition of this Guaranty is fully performed, such Guarantor shall not be released by or because of: (a) any act or event which might otherwise discharge, reduce, limit or modify such Guarantor’s obligations under this Guaranty; (b) any waiver, extension, modification, forbearance, delay or other act or omission of Agent or any Lender or their failure to proceed promptly or otherwise as against a Borrower, any Guarantor or any security; (c) any action, omission or circumstance which might increase the likelihood that such Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of such Guarantor as against a Borrower; or (d) any dealings occurring at any time between a Borrower and any Lender, whether relating to the Guaranteed Obligations or otherwise. Each Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Guaranty that the obligations of each Guarantor under it shall be absolute and unconditional under any and all circumstances.

4.03 Authorized Action. Each Guarantor authorizes the Guaranteed and Secured Parties to perform any or all of the following acts at any time in their sole discretion, all without notice to such Guarantor and without affecting such Guarantor’s obligations under this Guaranty: (a) alter any terms of the Guaranteed Obligations or any part of them, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the

Guaranteed Obligations or any part of them; (b) take and hold security for the Guaranteed Obligations or this Guaranty, accept additional or substituted security for either, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security; (c) direct the order and manner of any sale of all or any part of any security now or later to be held for the Guaranteed Obligations or this Guaranty, and also bid at any such sale; (d) apply any payments or recoveries from a Borrower, any other Guarantor or any other source, and any proceeds of any security, to a Borrower’s obligations under the Credit Agreement in accordance with the Credit Agreement or, if not so provided therein, in such manner, order and priority as Agent and the Lenders may elect, whether or not those obligations are guaranteed by this Guaranty or secured at the time of the application; (e) release a Borrower of its liability for any obligations comprising the Guaranteed Obligations or any part thereof; (f) substitute, add or release any one or more guarantors or endorsers; and (g) in addition to the extensions of credit accommodations under the Credit Agreement, any Lender may extend other credit to a Borrower, and may take and hold security for the credit so extended, all without affecting such Guarantor’s liability under this Guaranty.

4.04 Guarantors’ Waivers. Each Guarantor waives, to the fullest extent permitted by law: (a) all statutes of limitations as a defense to any action or proceeding brought against such Guarantor by the Guaranteed and Secured Parties; (b) any right it may have to require the Guaranteed and Secured Parties to proceed against a Borrower or any Guarantor, proceed against or exhaust any security held from a Borrower or any Guarantor, or pursue any other remedy in the Guaranteed and Secured Parties’ power to pursue; (c) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of a Borrower or any other Guarantor; (d) any defense based on: (i) any legal disability of a Borrower or any other Guarantor, (ii) any release, discharge, modification, impairment or limitation of the liability of a Borrower or any Guarantor to the Guaranteed and Secured Parties from any cause, whether consented to by the Guaranteed and Secured Parties or arising by operation of law or from any Debtor Relief Laws and (iii) any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, pursuant to any such Debtor Relief Laws; (e) any defense based on any action taken or omitted by the Guaranteed and Secured Parties in any Debtor Relief Law proceeding involving a Borrower or any Guarantor, including any election to have the claims of the Guaranteed and Secured Parties allowed as being secured, partially secured or unsecured, any extension of credit by the Guaranteed and Secured Parties to a Borrower or any Guarantor in any such proceeding, and the taking and holding by Agent or any Lender of any security for any such extension of credit; (f) all presentments, demands for performance, notice of intention to accelerate, notice of acceleration, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind; and (g) any defense based on or arising out of any defense that a Borrower or any Guarantor may have to the payment or performance of the Guaranteed Obligations or any part of them.

4.05 Waivers of Subrogation and Other Rights. (a) Upon a default by a Borrower, the Guaranteed and Secured Parties, in their sole discretion, without prior notice to or consent of the Guarantors, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Guaranteed Obligations, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Guaranteed Obligations or any part thereof or make any other accommodation with a Borrower or any Guarantor, or (iv) exercise any other remedy against a Borrower, any Guarantor or any security. No such action by the Guaranteed and Secured Parties shall release or limit the liability of the Guarantors, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive the Guarantors of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from a Borrower or any Guarantor for any sums paid to the Guaranteed and Secured Parties, whether contractual or arising by operation of law or otherwise. Each Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by the Guaranteed and Secured Parties or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Guaranteed Obligations.

(b) Regardless of whether any Guarantor may have made any payments to the Guaranteed and Secured Parties, each Guarantor forever waives: (i) all, rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from a Borrower and any other Guarantor for any sums paid to the Guaranteed and Secured Parties, whether contractual or arising by operation of law (including the Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that Agent or any Lender may have against a Borrower or any other Guarantor, and (iii) all rights to participate in any security now or later to be held by the Guaranteed and Secured Parties for the Guaranteed Obligations.

4.06 Right to Non judicially Foreclose. The Guaranteed and Secured Parties may, at their election, foreclose on any security held for the Guaranteed Obligations by one or more judicial or nonjudicial sales, or exercise any other right or remedy the Guaranteed and Secured Parties may have against a Borrower, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have, been paid. Each Guarantor unconditionally and irrevocably waives all rights and defenses that such Guarantor may have because the Guaranteed Obligations are or become secured by real property. This means, among other things: (a) the Guaranteed and Secured Parties may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by a Borrower; (b) if the Guaranteed and Secured Parties foreclose on any real property collateral pledged by a Borrower: (i) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (ii) the Guaranteed and Secured Parties may collect from the Guarantors even if such foreclosure operates, pursuant to applicable law, to impair or extinguish any right of the Guarantors against a Borrower or each other. Each Guarantor understands and acknowledges that if the Guaranteed and Secured Parties foreclose judicially or nonjudicially against any real property security for a Borrower’s obligations, such foreclosure could impair or destroy any right or ability that such Guarantor may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guaranty. Each Guarantor further understands and acknowledges that in the absence of this’ waiver such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on California Code of Civil Procedure §580d as interpreted in Union Bank v: Gradsky, 265 Cal. App. 2d 40, 71 Cal. Rptr. 64 (1968), on the grounds, among others, that the Guaranteed and Secured Parties should be estopped from pursuing such Guarantor because the Guaranteed and Secured Parties’ election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Guarantor. By execution of this Guaranty, each Guarantor intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor of the same Guaranteed Obligations will be liable, on a joint and several basis, under this Guaranty even though the Guaranteed and Secured Parties had foreclosed judicially or nonjudicially against any real or personal property collateral for a Borrower’s obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Guaranteed and Secured Parties may begin to enforce this Guaranty; and (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based on or arising out of any one or more of California Code of Civil Procedure §§580a, 580b, 580d, or 726, or California Civil Code §2848. Without limiting the foregoing, each Guarantor waives all rights and defenses arising out of an election of remedies by the Guaranteed and Secured Parties, even though that election of remedies, such as nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure. Each Guarantor intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Guarantor under this Guaranty to not more than the amount by which the unpaid Guaranteed Obligations plus all other indebtedness due from a Borrower under the Credit Agreement, the other Loan Documents, the Cash Management. Agreement and the Permitted Hedge Agreement exceeds the fair market value or fair value of any real or personal property securing said Guaranteed Obligations and any other indebtedness due from the Loan Parties under the Loan Documents, the Cash Management Agreements and the Permitted Hedge Agreements; including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Guarantor acknowledges and agrees that, as a result of the foregoing waiver, the Guaranteed and Secured Parties may be entitled to recover from such Guarantor an amount which, when combined with the value of any real or personal property foreclosed upon by the Guaranteed and

Secured Parties (or the proceeds of the sale of which have been received by the Guaranteed and Secured Parties) and any sums collected by the Guaranteed and Secured Parties from a Borrower or other persons, might exceed the amount of the Guaranteed Obligations plus all other indebtedness due from a Borrower under the Loan Documents, the Cash Management Agreements and the Permitted Hedge Agreements.

4.07 Revival and Reinstatement. If the Guaranteed and Secured Parties are required to pay, return or restore to a Borrower or any other Person any amounts previously paid on the Guaranteed Obligations because of any proceeding under any Debtor Relief Laws, any stop notice or any other reason, the obligations of the Guarantors shall be reinstated and revived, and the rights of the Guaranteed and Secured Parties shall continue with regard to such amounts, all as though they had never been paid.

4.08 Information Regarding a Borrower. Before signing this Guaranty, each Guarantor investigated the financial condition and business operations of the Loan Parties and such other matters as such Guarantor deemed appropriate to assure itself of each Loan~~.~~ Party’s ability to discharge its obligations under the Loan Documents, the Cash Management Agreements and the Permitted Hedge Agreements. Each Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect a Borrower’s ability to pay and perform its obligations hereunder. The Guaranteed and Secured Parties do not have any duty to disclose to the Guarantors any information which they may have or receive about a Borrower’s financial condition, business operations, or any other circumstances bearing on its ability to perform.

4.09 Subordination. Any rights of the Guarantors, whether now existing or later arising, to receive payment on account of any Indebtedness (including interest) owed to it by a Borrower or any subsequent owner of any real property collateral for the Guaranteed Obligations, or to withdraw capital invested by it in a Borrower, or to receive distributions from a Borrower, shall at all times be subordinate as to Lien and time of payment and in all other respects to the full and prior repayment to the Guaranteed and Secured Parties of the Guaranteed Obligations. Each Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Guaranteed Obligations have been paid and performed in full and any such sums received in violation of this Guaranty shall be received by such Guarantor in trust for the Guaranteed and Secured Parties.

4.10 Additional and Independent Obligations. Each Guarantor’s obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by the beneficiary of such other guaranty or guaranties. Each Guarantor’s obligations under this Guaranty are independent of those of a Borrower on the Guaranteed Obligations. The Guaranteed and Secured Parties may bring a separate action, or commence a separate reference or arbitration proceeding against a Guarantor without first proceeding against a Borrower, any other Person or any security that Agent or any Lender may hold, and without pursuing any other remedy. The Guaranteed and Secured Parties rights under this Guaranty shall not be exhausted by any action by the Guaranteed and Secured Parties until the Guaranteed Obligations have been paid and performed in full.

4.11 Foreign Subsidiary Limitations. Notwithstanding anything in this Guaranty or in this Agreement, as a whole, to the contrary, nothing in this Agreement shall be construed to (a) constitute a guarantee by a Foreign Subsidiary of Obligations other than its Guaranteed Obligations or (b) provide collateral security for any Obligations other than its Guaranteed Obligations.

4.12 Joinder by Guarantors. Any Person that executes and delivers a Joinder to this Agreement substantially in the form of Exhibit K in accordance with this Agreement on or after the Closing Date shall be an Affiliate Guarantor for all purposes of this Agreement.

4.13 Appointment of Company. Each of the Guarantors hereby appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Company may execute such documents on behalf of such Guarantor as the Company deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by Agent or the Lender to the Company shall be deemed delivered to each Guarantor and (c) Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Guarantor.

4.14 Eligible Contract Participants. No Guarantor shall be deemed under this Article IV to be a guarantor of any Permitted Hedge Obligations if such Guarantor was not an “Eligible Contract Participant” as defined in §1a(18) of the Commodity Exchange Act (“CEA”), as further defined and modified by the final rules issued jointly by the Commodity Futures Trading Commission and the Securities and Exchange Commission as published in 77 FR 30596 (May 23, 2012) (as amended, modified or replaced from time to time, collectively, the “ECP Rules”), at the time the guaranty of such obligations was entered into and to the extent that the providing of such guaranty by such Guarantor would violate the ECP Rules or any other applicable law or regulation; provided however that in determining whether any Guarantor is an “Eligible Contract Participant” under the ECP Rules, the guaranty of the Secured Obligations of such Guarantor under this Article X by a Guarantor that qualifies as an “Eligible Contract Participant” under §1a(18)(A)(v)(I) of the CEA shall be taken into account.

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Agent and each of the Lenders:

(i) executed counterparts of this Agreement, any Security Documents required by Agent in addition to Existing Loan Documents and any other Loan Documents, sufficient in number for distribution to Agent, each Lender and the Company and an Intercompany Note and Subordination Agreement substantially in the form of Exhibit F to this Agreement;

(ii) if any Lender requests a Note, a Note executed by the Borrowers in favor of such Lender;

(iii) such certificates of incorporation or organization, by laws, operating agreements, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, including, but not limited to, with respect to AMVAC Netherlands, a copy of the resolutions of the managing board of AMVAC Netherlands and, with respect to AMVAC CV, a copy of the resolutions of the meeting of partners of AMVAC CV;

(iv) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, but not limited to, with respect to AMVAC Netherlands, a copy of (a) the deed of incorporation (oprichtingsakte), (b) an original extract of the commercial register (uittreksel) and (c) an up to date shareholders register (aandeelhoudersregister) and, with respect to AMVAC CV, a copy of the limited partnership agreement;

(v) a favorable opinion of counsel to the Loan Parties addressed to Agent and each Lender, as to the matters satisfactory to Agent and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) a duly completed Compliance Certificate of the Company as of March 31, 2013 calculated based on the financial covenants contained in this Agreement, signed by a Responsible Officer of the Company;

(x) evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of Agent, a perfected first priority Lien on the Collateral; and

(xi) such other assurances, certificates, documents, consents or opinions as Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees (including under the Agent Fee Letter) required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(c) Unless waived by Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and Agent).

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Loan Parties contained in Article VI and (ii) each Loan Party contained in each Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.01(a) shall be deemed to refer to the most recent audited financial statements furnished pursuant to clause (a) of Section 7.01, and the representations and warranties contained in Section 6.01(b) shall be deemed to refer to the most recent balance sheet furnished pursuant to clauses (a) or (b) of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of Agent.

(e) Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require. In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Agent and the Lenders, that:

6.01 Financial Condition; No Change. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of American Vanguard and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of American Vanguard and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The balance sheets of American Vanguard most recently delivered to the Lenders, and the statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of American Vanguard as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.02 Corporate Existence; Power; Etc. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than under the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or, required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.06 Litigation. Except as disclosed in SEC Filings made to date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against American Vanguard or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on American Vanguard or any Subsidiary thereof, of such matters.

6.07 No Default. Neither American Vanguard nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens. Each of American Vanguard and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of American Vanguard and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09 Insurance. The properties of American Vanguard and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

6.10 Taxes. American Vanguard and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against American Vanguard or any Material Subsidiary that would, if made, have a Material Adverse Effect.

6.11 Margin Regulations; Investment Company Act. (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling any Borrower, or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.12 Subsidiaries. Except as disclosed to the extent required by Law in SEC Filings made to date, American Vanguard has no Subsidiaries, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified in the SEC Filings free and clear of all Liens. No Borrower has any equity investments in any other corporation or entity other than those specifically disclosed, to the extent required by Law, in the SEC Filings. All of the outstanding Equity Interests in each Borrower have been validly issued and are fully paid and nonassessable.

6.13 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of each Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no ~~prohibited transaction~~Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Individually or in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability. under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that reasonably could be expected to have a Material Adverse Effect.

6.14 Disclosure. American Vanguard has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15 Compliance with Laws. American Vanguard and each Material Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.16 Environmental Compliance. To the best of its knowledge, (a) the operations of American Vanguard and each of its Subsidiaries comply substantially, and during the term of this Agreement will at all times comply substantially, in all material respects with all applicable Environmental Laws; (b) American Vanguard and each of its Subsidiaries has obtained licenses, permits, authorizations and registrations required under applicable Environmental Law (“Environmental Permits”) and necessary for its ordinary operations, all such Environmental Permits are in good standing, and American Vanguard and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits where any failure to comply reasonably could be expected to have a Material Adverse Effect; (c) neither American Vanguard nor any of its Subsidiaries nor any of their respective present properties or operations are subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material not previously disclosed; and (d) there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of American Vanguard or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims that reasonably could be expected to have a Material Adverse Effect. In addition (i) neither American Vanguard nor any of its Subsidiaries has or maintains any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous Materials off-site, and (ii) each of American Vanguard and its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment required to be disclosed by any applicable Environmental Law and have met all notification requirements under Title III of CERCLA and all other applicable Environmental Law.

6.17 Security Documents. The Security Documents are effective to create in favor of Agent, for the benefit of the Guaranteed and Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when duly recorded or filed, the Liens granted under the Security Documents will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, subject to the effect of applicable bankruptcy and similar Laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at Law or a suit at equity.

6.18 Solvency. American Vanguard and each of its Subsidiaries is Solvent after giving effect to each of the Loan Documents.

6.19 Intellectual Property; Licenses, Etc. American Vanguard and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by American Vanguard or any Material Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.20 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

6.21 OFAC. Neither American Vanguard, nor any of its Subsidiaries, or, to the knowledge of American Vanguard and its Subsidiaries, any director, officer, employee, agent or representative thereof is an individual or entity that is controlled by individuals or entities that are (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other sanctions authority having jurisdiction over American Vanguard’s or any of its Subsidiary’s respective operations or (iii) located, organized or resident in a Designated Jurisdiction.

6.22 Anti-Corruption Laws. American Vanguard and its Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

6.23 EEA Financial Institutions. No Borrower is an EEA Financial Institution.

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder or under any other Loan Document shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower and each Guarantor shall, and shall (except in the case of the covenants set forth in Sections 7.01, Section 7.02 and 7.06) cause each Subsidiary to:

7.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of American Vanguard, a consolidated balance sheet of American Vanguard and its Subsidiaries as at the end of such fiscal year together with consolidated statements of income, stockholders’ equity and statements of cash flow of American Vanguard and its Subsidiaries for such year presented fairly in accordance with GAAP and accompanied by an unqualified report of a firm of independent certified public accountants acceptable to Agent and, upon issuance, a copy of any management letter issued in connection therewith by such certified public accountants; and

(b) as soon as available, but in any even within 45 days after the end of each of the first three fiscal quarters of each fiscal year of American Vanguard (and within ninety (90) days after the last fiscal quarter in each fiscal year), consolidated statements of income, stockholders’ equity and cash flows for American Vanguard and its ~~subsidiaries~~Subsidiaries for the period just ended together with the related balance sheet of American Vanguard and its Subsidiaries as of the end of such period prepared by American Vanguard, together with a certificate of the chief financial officer of American Vanguard stating that to the best of his or her knowledge and belief such financial statements are prepared in accordance with GAAP, subject to normal year -end adjustments.

7.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(b) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;

(c) within one hundred and twenty (120) days after the end of each fiscal year, a company-prepared budget for the then current year in form and detail satisfactory to Agent;

(d) promptly, copies of all SEC Filings (including Form 10Q within 45 days after the end of each fiscal quarter and Form 10K within 90 days after the end of each fiscal year) and any other regular, periodic or special reports which American Vanguard or any of its Subsidiaries files, or is required to file, with any national securities exchange and copies of each notice or other material correspondence from the Securities and Exchange Commission or comparable agency concerning any investigation or possible investigation or other inquiry regarding financial or other operation results of any Loan Party or any Subsidiary thereof; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b), Section 7.02(c) or Section 7.02(d) (to the extent any such documents are included in SEC Filings) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which American Vanguard posts such documents or provides a link thereto on American Vanguard’s website on the Internet at an address provided to Agent and each Lender; or (ii) on which documents are posted on American Vanguard’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or sponsored by Agent); provided, however, that (i) American Vanguard shall deliver paper copies of documents to Agent or any Lender that requests American Vanguard to deliver such paper copies until a written request to cease delivering paper copies is given to American Vanguard by such recipient and (ii) American Vanguard shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance, American Vanguard shall be required to deliver paper copies of the Compliance Certificate required by Section 7.02(a) to Agent. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event, shall have no responsibility to monitor compliance by American Vanguard with any request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) Agent may make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to American Vanguard or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that so long as American Vanguard is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering-or is actively contemplating issuing any such securities (w) any Borrower Materials that are not to be made available to Public Lenders shall be clearly and conspicuously marked “CONFIDENTIAL” which, at a minimum, shall mean that the word “CONFIDENTIAL” shall appear prominently on the first page thereof; (x) by not marking Borrower Materials “CONFIDENTIAL,” the Loan Parties shall be deemed to have authorized Agent to treat such Borrower Materials as not containing any material non-public information with respect to American Vanguard or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials not marked “CONFIDENTIAL” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are marked “CONFIDENTIAL” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of Agent for the payment thereof in the event American Vanguard or any of its Subsidiaries is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by such Person.

7.04 Maintenance of Existence and Properties. Maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Law. Any violation of a Law shall be corrected within thirty (30) days (or such other period as agreed upon by the Lenders) of the receipt of a citation or knowledge of such violation by American Vanguard, the Company or any Guarantor.

7.05 Inspection of Property; Books and Records; Discussions. Permit representatives and independent contractors of Agent and each of the Lenders to (i) visit and inspect any of its properties to examine its corporate, financial and operating records, (ii) make copies of any of the foregoing or abstracts therefrom, and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists, Agent and any Lender (and any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice to the Company.

7.06 Notices. Give prompt written notice to Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any (i) breach or non-performance of, or any default under, a Contractual Obligation of American Vanguard or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between American Vanguard or any Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting American Vanguard or any Subsidiary, including pursuant to any applicable Environmental Laws, that in each case has resulted or could reasonably be expected to result in liability to American Vanguard or any Subsidiary in the amount of at least the Threshold Amount;

(d) of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in liability to American Vanguard or any Subsidiary in the amount of at least the Threshold Amount; and

(e) of any material change in accounting policies or financial reporting practices by American Vanguard or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.06(a). shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.07 Maintenance of insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, product liability insurance with a coverage amount of not less than $75,000,000.00, and furnish Agent on request full information as to all such insurance. Agent for the benefit of the Guaranteed and Secured Parties shall be named as loss payee and an additional insured on all policies of insurance maintained as required hereunder.

7.08 Environmental Compliance.

(a) Conduct its operations and keep and maintain all its Properties in compliance with all applicable Environmental Laws.

(b) Give prompt written notice to Agent, but in no event later than ten days after becoming aware, of any of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against American Vanguard or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws that reasonably could be expected to have a Material Adverse Effect, (ii) all other Environmental Liabilities that reasonably could be expected to have a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of its Property of which any Loan Party has notice that could reasonably be anticipated to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws that reasonably could be expected to have a Material Adverse Effect.

(c) Upon the written request of Agent, each of the Loan Parties shall submit to Agent, at such Loan Party’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this Section.

(d) At all times indemnify and hold harmless Agent and the Lenders from and against all liability arising out of any Environmental Liabilities, except those Environmental Liabilities caused as a primary and direct result of the gross negligence or willful misconduct of Agent or any of the Lenders as determined by a court of competent jurisdiction by a final and nonappealable judgment.

7.09 ERISA. Furnish to Agent:

(a) Promptly and in any event within ten (10) days after a Loan Party knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of any Loan Party setting forth details as to such Reportable Event and the action which any Loan Party proposes to take with respect thereto;

(b) Promptly and in any event within ten (10) days after any Loan Party knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by any Loan Party or any ERISA Affiliate, a statement of the chief financial officer of such Loan Party describing such condition;

(c) At least ten (10) days prior to the filing by a plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(d) Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by any Loan Party or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(e) Promptly and in any event within ten (10) days after any Loan Party knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of such Loan Party describing such event or condition;

(f) Promptly and in no event more than ten (10) days after receipt thereof by any Loan Party or any ERISA Affiliate, a copy of each notice received by any Loan Party or ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and

(g) Promptly after receipt thereof a copy of any notice any Loan Party or any ERISA Affiliate may receive from the PBGC or the internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this subparagraph (g) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

7.10 Payment of Obligations. Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by American Vanguard or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.11 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect

7.12 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of American Vanguard or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over American Vanguard or such Subsidiary, as the case may be. American Vanguard shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

7.13 Use of Proceeds. Use the proceeds of the Credit Extensions under the Commitments for Permitted Acquisitions, Investments in accordance with Section 8.05, Capital Expenditures in accordance with Section 8.09, working capital and general corporate purposes.

7.14 Collateral; Guarantors; Post Closing Matters.

(a) Promptly notify Agent of the existence of (i) a Material Subsidiary or (ii) any Subsidiary that directly holds Equity Interests in a Material Subsidiary or a Designated Borrower, and execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing such Subsidiary and the Collateral. The failure by the Company or any other Loan Party, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Security Documents.

(b) Promptly upon any Domestic Subsidiary of American Vanguard (i) becoming a Material Domestic Subsidiary or (ii) holding or acquiring Equity Interests in a Designated Borrower or Material Subsidiary, cause such Domestic Subsidiary to execute and deliver to Agent a Joinder to this Agreement pursuant to which such Domestic Subsidiary joins in the Affiliate Guaranty to guarantee its Guaranteed Obligations and the other applicable terms and conditions hereof and such other Security Documents as shall reasonably be requested by Agent that are in form and substance satisfactory to Agent granting to Agent for the benefit of the Guaranteed and Secured Parties a first priority perfected security interest in substantially all personal property of such Subsidiary to the extent that Agent determines in its reasonable discretion, that the cost of taking such action is not excessive in relation to the value of the security to be afforded thereby, all securing its Guaranteed Obligations, together with such incumbency certificate, Organization Documents of such Subsidiary, good standing certificates and opinions as Agent may reasonably request; provided that the pledge of Equity Interests in a Foreign Subsidiary may be limited to Equity Interests not in excess of 66% of the Equity Interests in such Foreign Subsidiary if the effect of a pledge in excess of such amount would create adverse Tax liabilities for American Vanguard and its Subsidiaries.

(c) Promptly upon any Foreign Subsidiary of American Vanguard (i) becoming a Material Foreign Subsidiary or (ii) holding or acquiring Equity Interests in a Designated Borrower or Material Subsidiary, cause such Foreign Subsidiary to execute and deliver to Agent a Joinder to this Agreement pursuant to which such Foreign Subsidiary joins in the Affiliate Guaranty to guarantee its Guaranteed Obligations and the other applicable terms and conditions hereof and such other Security Documents as shall be reasonably requested by Agent that are in form and substance reasonably satisfactory to Agent granting to Agent for the benefit of the Guaranteed and Secured Parties a first priority perfected security interest in the Equity Interests in any such Designated Borrower or Material Subsidiary and other assets of such Foreign Subsidiary to the extent that Agent determines, in its reasonable discretion, that the cost of taking such action is not excessive in relation to the value of the security to be afforded thereby, all securing such Foreign Subsidiary’s Guaranteed Obligations together with such incumbency certificate, Organization Documents of such Foreign Subsidiary, good standing certificates and opinions as Agent may reasonably request.

(d) And to cause each other Loan Party to (i) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (ii) comply with the requirements of all state and Federal laws in order to grant to Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code (“UCC”) financing statement with respect to such investment property, and (iii) do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof, cooperating with Agent’s representatives, keeping stock records, obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees, and paying claims which might, if unpaid, become a Lien on the Collateral.

7.15 Approvals and Authorizations. Each Foreign Obligor shall, and the Company shall cause each Foreign Obligor to, maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.16 Anti-Corruption Laws. American Vanguard will, and will cause each of its Subsidiaries to, conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VIII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder or under any other Loan Document shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall nor shall any Loan Party permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon the Collateral except Liens in favor of Agent for the benefit of the Guaranteed and Secured Parties, or create, incur, assume or suffer to exist any Lien upon any of its other property and assets except:

(a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; provided that the relevant Loan Party shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(b) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the relevant Loan Party’s business;

(c) Purchase money security interests for property, conditional sale agreements, or other title retention agreements securing Indebtedness permitted under Section 8.02(f); provided, however, that no such security interest or agreement shall extend to any property other than the property acquired in connection with the grant of such security interest; and

(d) Other Liens securing Indebtedness permitted under Section 8.02(f).

8.02 Funded Debt. Create, incur, assume or suffer to exist, or otherwise become or be liable, or cause any Subsidiary to create, incur, assume or suffer to exist, or otherwise become or be liable, in respect of any Indebtedness except:

(a) The Obligations;

(b) Indebtedness reflected in the financial statements referred to in Section 6.01;

(c) Trade debt incurred in the ordinary course of business;

(d) Indebtedness (other than for borrowed money) secured by Liens permitted under Sections 8.01(a) and (b) ~~and other Indebtedness secured by Liens permitted under Section 8.01 (c)~~;

(e) Amounts Outstanding Under Product Acquisition Agreements in connection with Permitted Acquisitions; and

(f) Other Indebtedness secured by Liens described in Sections 8.01(c) and (d) in an aggregate amount of not more than $~~15,000,000.00~~25,000,000.00 at any time outstanding.

8.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary of the Company may merge with (i) the Company; provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person; provided further that when any Domestic Subsidiary is merging with another Subsidiary, the Domestic Subsidiary shall be the continuing or surviving Person; and provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-owned Subsidiary, then the transferee must either be the Company or a Wholly-Owned Subsidiary; provided further that if the transferor in such a transaction is a Domestic Subsidiary, then the transferee must either be the Company or a Domestic Wholly-Owned Subsidiary; and provided further that if the transferor of such assets is a Guarantor, the transferee must either be the Company or a Guarantor.

8.04 Acquisitions. Without the prior written consent of the Required Lenders, make any Acquisitions other than Permitted Acquisitions.

8.05 Investments; Advances. Make or commit to make any Investment except:

(a) that the Guarantors and the Domestic Wholly-Owned Subsidiaries of the Company may make loans and advances in the ordinary course of business to the Company; provided that any promissory notes evidencing such intercompany loans advances shall be pledged and delivered to Agent under the Security Documents;

(b) that the Company, the Guarantors and their Subsidiaries may establish and make additional Investments in Domestic Wholly Owned Subsidiaries that are Guarantors;

(c) that the Company, the Guarantors and their Subsidiaries may make Investments in Cash Equivalents;

(d) that the Company, the Guarantors and their Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write downs or write offs) shall not exceed $500,000;

(e) Permitted Acquisitions;

(f) Investments made after the Closing Date in Foreign Wholly-Owned Subsidiaries (including, without limitation, the Guaranty by the Affiliate Domestic Guarantors of Loans made by the Lenders to Designated Borrowers) in an aggregate amount that, when aggregated with $20,000,000 in Investments made in the Dutch Borrowers, does not exceed $~~70,000,000~~150,000,000; and

(g) Investments in Joint Ventures and other Investments made after the Closing Date in an aggregate amount not to exceed $~~20,000,000.~~30,000,000.

8.06 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and other assets in the ordinary course of business as presently conducted;

(c) Dispositions of property by any Subsidiary to the Company or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor; and provided further that if the transferor of such property is a Domestic Subsidiary, the transferee thereof must either be the Company or a Domestic Subsidiary; and

(d) Dispositions permitted by Section 8.03.

provided., however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Financial Covenants.

(a) Permit the Consolidated Funded Debt Ratio as of the end of any fiscal quarter, commencing March 31, ~~2015,~~2016, to exceed ~~the ratio set forth below opposite such fiscal quarter:~~3.25 to 1.00.

~~Fiscal quarter ending:~~	~~Maximum Consolidated Funded Debt Ratio~~
~~March 31, 2015 through December 31, 2015~~	~~3.50 to 1.00~~
~~March 31, 2016 and each fiscal quarter thereafter~~	~~3.25 to 1.00~~

(b) Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.25 to 1.00.

~~(c) Permit the Modified Consolidated Current Ratio as of the end of any fiscal quarter, commencing March 31, 2015, to be less than 1.20 to 1.00.~~

8.09 Capital Expenditures. Permit American Vanguard and its Subsidiaries, on a consolidated basis, to make Capital Expenditures in any fiscal year in an aggregate amount in excess of $30,000,000. If Capital Expenditures made in any year are less than such sum, up to $10,000,000 of such difference may be carried forward and used to permit Capital Expenditures under this Section in the immediately succeeding fiscal year (but not any other) and any such amount carried forward to the immediately succeeding fiscal year shall, be deemed to be used only after using the amount of ~~capital expenditures~~Capital Expenditures permitted by this Section in such immediately succeeding fiscal year without giving effect to such carried forward amount.

8.10 Hedge Agreements. Except for Permitted Hedges, enter into any Other Hedging Agreements.

8.11 Transactions with Affiliates; Creation of Subsidiaries.

(a) Enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of American Vanguard or a Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than would be obtainable in a comparable arms-length transaction;

(b) Establish, create, acquire or suffer to exist any Subsidiaries (except Immaterial Subsidiaries) other than Domestic Wholly Owned Subsidiaries that are Guarantors.

8.12 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that requires the grant of a Lien to secure an obligation of any such Person if a Lien is granted to secure another obligation of such Person or, in any material respect, (a) limits the ability (i) of any Subsidiary to make Distributions to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of any other Loan Party or (iii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

8.13 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.14 Changes in Fiscal Periods. Change the last day of the fiscal year of American Vanguard from December 31 of each year, or change the last day of the first three fiscal quarters of American Vanguard from March 31, June 30 and September 30 of each year, respectively.

8.15 Sale Leasebacks. Become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Loan Party or Subsidiary has sold or transferred or is to sell or transfer to any other Person or (ii) which any Loan Party or Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by such Loan Party or such Subsidiary to any other Person in connection with such lease.

8.16 Distributions. Declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom: (a) each Subsidiary may make Distributions to the Company and any Domestic Subsidiaries of the Company that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; (b) American Vanguard may purchase, redeem or otherwise acquire its common Equity Interests for an aggregate consideration in any single fiscal year not to exceed $20,000,000 and for an aggregate consideration throughout the term of this Agreement not to exceed $50,000,000; and (c) American Vanguard and its Subsidiaries may declare cash dividends in any fiscal quarter and pay such cash dividends in the subsequent fiscal quarter to its stockholders in an aggregate amount that, when aggregated with cash dividends paid or payable during the fiscal quarter in which such cash dividend is declared and cash dividends paid during the two fiscal quarters prior to the quarter in which such declaration is made, does not exceed the Consolidated Net Income of American Vanguard and its Subsidiaries for the four fiscal quarters ending immediately prior to the fiscal quarter in which such cash dividends are declared~~; provided, however, that cash dividends declared in each of the fourth fiscal quarter of 2014 and the first fiscal quarter of 2015 (and payable in the first and second fiscal quarters of 2015, respectively) shall not exceed the greater of (i) the amount otherwise provided in this subsection (c) and (ii) the cash dividends paid in the fiscal quarter ending September 30, 2014~~.

8.17 Center of Main Interest. Take any action that shall cause its center of main interest to be situated outside of its jurisdiction of incorporation without the prior written consent of ~~the~~ Agent.

8.18 Sanctions and Anti-Corruption Laws.

(a) Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction (whether as Lender, arranger, Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

(b) Use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to American Vanguard or any of its Subsidiaries or their respective operations.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default (each as “Event of Default”):

(a) Non-Payment: Any Borrower shall fail to pay any principal on the Loans or any L/C Obligation when due or any Borrower or any other Loan Party shall fail to pay within five (5) days of the date when due any other Obligation under the Loan Documents; or

(b) Misrepresentations. Any representation or warranty made by any Borrower or any other Loan Party in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

(c) Specific Covenants. Except as otherwise expressly permitted by this Agreement, the Company or any other Loan Party shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Section 7.04, Section 7.06(a) or Article VIII or in any Security Documents; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following knowledge thereof by a Responsible Officer of a Loan Party or notice thereof given to the Company by Agent; or

(e) Cross-Default. Any Loan Party or any of its Subsidiaries shall default in any payment of principal of or interest or premium on any Indebtedness (other than the Obligations under the Loan Documents), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, or any other event shall occur, the effect of which is to permit Indebtedness in excess of the Threshold Amount to be declared or otherwise to become due prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) ERISA. (1) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; or (2) a notice of intent to terminate a Plan under section 4041 of ERISA shall be filed; or (3) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; or (4) any other event or condition shall exist which might, in the opinion of Agent, constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (5) any Loan Party or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances which Agent determines could have a Material Adverse Effect; or

(i) Judgments. One or more judgments or decrees for an aggregate amount in excess of ~~the Threshold Amount~~$10,000,000 shall be entered against any Loan Party or any of their respective Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

(j) Suspension of Business. Any Loan Party shall voluntarily suspend the transaction of business for more than five days in any calendar year; or

(k) Guaranty. Any Guarantor shall fail to observe or comply with any term or condition of its Affiliate Guaranty or Security Documents or shall attempt to rescind or revoke its Affiliate Guaranty, with respect to future transactions or otherwise; or

(l) Material Adverse Effect. An event shall occur that has a Material Adverse Effect; or

(m) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases, in any material respect, to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(n) Collateral. Any of the Security Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

(o) Change of Control. (i) Any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall acquire ownership, directly or indirectly, beneficially and of record of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of American Vanguard, (ii) a majority of the seats on the board of directors of American Vanguard shall be occupied by Persons who were neither (x) nominated by the board of directors of American Vanguard nor (y) appointed by directors so nominated, (iii) direct or indirect Control of American Vanguard shall be acquired by any Person or group, (iv) American Vanguard shall cease to own, directly or indirectly, beneficially and of record all of the Equity Interests of the Borrowers and the Guarantors, (v) any of the seats on the board of directors of any Borrower or any Guarantor shall be occupied by Persons who were not nominated by American Vanguard or directors nominated or appointed by directors of American Vanguard, or (vi) American Vanguard shall cease to Control each of the Borrowers and Guarantors.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself,~~.~~ the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations of a Borrower or Guaranteed Obligations of a Guarantor shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations or Guaranteed Obligations of such Borrower or Guarantor constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article Ill) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations or Guaranteed Obligations of such Borrower or Guarantor constituting fees, indemnities and other amounts (other than principal, interest and ~~L/C~~Letter of Credit Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations or Guaranteed Obligations of such Borrower or Guarantor constituting accrued and unpaid ~~L/C~~Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations and Guaranteed Obligations of such Borrower or Guarantor, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations or Guaranteed Obligations constituting unpaid principal of the Loans, L/C Borrowings, Cash Management Obligations and Permitted Hedges ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of any other Obligations or Guaranteed Obligations of such Borrower or Guarantor; and

Last, the balance, if any, after all of the Obligations and Guaranteed Obligations of such Borrower or Guarantor have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X. AGENT

10.01 Appointment and Authorization of Agent.

(a) Each of the Lenders and the L/C ~~issuer~~Issuer hereby irrevocably appoints Bank of the West to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Subject to Section 11.18, the provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes Agent to act as Agent of such Lender, the L/C Issuer and the other Guaranteed and Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 10.05 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Agent shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto,

10.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

10.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any American Vanguard or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by a Lender or the L/C issuer. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.04 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent

10.06 Resignation of Agent.

(a) Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then, such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section~~)~~. If a resignation by the Agent becomes effective in accordance with this Section 10.06, the parties hereto acknowledge and agree that, for the purposes of any Security Document governed by Dutch law, any such resignation by the Agent is not effective unless and until all rights and obligations with respect to the Parallel Debt have been assumed by a successor agent, Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of the West as Agent pursuant to this Section shall also constitute its resignation as L/C issuer and Swing Line Lender. The Company shall have the right to appoint from among the Lenders a successor L/C Issuer and Swing Line Lender as contemplated by Section 11.06(i) and Bank of the West shall continue to have obligations and rights as set forth in said Section 11.06(i).

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents (except that in the case of any Liens in Collateral held by the Agent on behalf of the Lenders, the Swing Line Lender and the L/C Issuer under any of the Loan

Documents, the retiring or removed Agent shall continue to hold such liens in such Collateral until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender, the Swing Line Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

10.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent, the L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent, the L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender or Affiliate thereof holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder. Further, such Lenders and Affiliates so holding a title shall be entitled to the same rights, protections, waivers and exculpations granted to Agent under this Article X and Section 11.04.

10.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer, Agent and the other Guaranteed and Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer, Agent, the other Guaranteed and Secured Parties and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, the L/C Issuer and the other Guaranteed and Secured Parties, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 11.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender, the L/C Issuer or other Guaranteed and Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the L/C Issuer or any other Guaranteed and Secured Party or to authorize Agent to vote in respect of the claim of any Lender, the L/C Issuer or any other Guaranteed and Secured Party in any such proceeding.

10.10 Guaranty Matters. Each Lender and the L/C Issuer hereby irrevocably authorizes Agent, at its option and in its discretion; to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder. Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release any Guarantor from its obligations under its Affiliate Guaranty pursuant to this Section 10.10.

10.11 Collateral Matters.

(a) Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Security Documents for the benefit of such Lender, the L/C Issuer and the other Guaranteed and Secured Parties. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders, the L/C Issuer and the other Guaranteed and Secured ~~Patties~~Parties. Agent is hereby authorized (but not obligated) on behalf of all of Lenders, the L/C Issuer and the other Guaranteed and Secured Parties, without the necessity of any notice to or further consent from any Lender, the L/C Issuer or any other Guaranteed and Secured Party from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Lender and the L/C issuer hereby irrevocably authorize Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document

Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 10.11.

(c) Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer) to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders, the L/C Issuer and the other Guaranteed and Secured Parties herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any other Loan Party in respect of) all interests retained by any Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender, the L/C Issuer, any~~.~~ Guaranteed and Secured Party or any other Person to assure that the Collateral exists or is owned by any Borrower or any~~,~~ other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, the L/C Issuer or the other Guaranteed and Secured Parties.

(e) Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lender’s the L/C Issuer’s and the other Guaranteed and Secured Parties’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

10.12 Parallel Debt.

(a) For the purpose of ensuring the validity and enforceability of the rights of pledge to be created pursuant to Security Documents governed by Dutch law, and without in any way increasing the obligations of the Loan Parties under this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate amount due from time to time by that Loan Party in respect of its Corresponding Obligations. The payment undertaking of each Loan Party under this Section 10.12 is to be referred to as its “Parallel Debt”.

(b) The Parallel Debt of each Loan Party will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable immediately as and when and to the extent one or more of its Corresponding Obligations become due and payable. An Event of Default in respect of the relevant Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 Dutch Civil Code with respect to the Parallel Debt without any notice being required.

(c) Each of the Loan Parties and the Agent hereby acknowledge that:

(i) the Parallel Debt of a Loan Party constitutes an undertaking, obligation and liability to the Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of that Loan Party; and

(ii) the Parallel Debt of a Loan Party represents the Agent’s own separate and independent claim to receive payment of that Parallel Debt from that Loan party,

(iii) it being understood, in each case, that the amount which may become payable by that Loan Party as its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations of such Loan Party.

(d) The Agent hereby confirms and accepts that to the extent the Agent irrevocably receives any amount in payment of the Parallel Debt of a Loan Party, the Agent shall distribute that amount in accordance with Section 9.03 of this Agreement. The Parties agree and confirm that upon irrevocable receipt by the Agent of any amount in payment of the Parallel Debt of a Loan Party (a “Received Amount”), the Corresponding Obligations of that Loan Party shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Guaranteed and Secured Parties as a payment of the Corresponding Obligations owed by that Loan Party on the date of receipt by the Agent of the Received Amount.

(e) For the purpose of this Section 10.12 the Agent acts in its own name and on behalf of itself and not as agent or representative of any Guaranteed and Secured Party.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to the proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h) release any Guarantor from its Affiliate Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document~~)~~; and (iii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii) if to the Company, to the address, telecopier number, electronic mail address or telephone number specified for the Company on Schedule 11.02; and

(iii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b),

(b) Electronic Communication. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Internet. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the L/C Issuer, the Swing Line Lender and each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto, Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent, L/C Issuer and Lenders. Agent, the L/C Issuer, the Swing Line Lender and Lenders shall be entitled to reasonably rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each lndemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any lndemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such lndemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage for all Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), the L/C Issuer the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), the ~~VC~~L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d) and Section 11.08. The Lenders shall have no obligation under this Section 11.04(c) if the unpaid amount owing to the Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing resulted from the gross negligence or willful misconduct of such Person as determined by a court of competent jurisdiction by final and non-appealable judgment.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby ~~waive~~waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and ~~nonappealable~~non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to Agent, the L/C Issuer, the Swing Line Lender or any Lender, or Agent, the L/C Issuer, the Swing Line Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer, the Swing Line Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the L/C Issuer and the Swing Line Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders, the L/C Issuer and the Swing Line Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer, the Swing Line Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer, the Swing Line Lender and the Lenders, and as contemplated by Section 11.18) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) without regard to the minimum assignment amount required by clause (B) below, (i) a Lender may assign the entire remaining amount of its Commitment and Loans and (ii) a Lender may assign any amount of its Commitment and Loans to any Affiliate of such Lender; ~~,~~ provided that~~, any Loans extended~~ assignment or transfer to or assumption by any Person of Commitments or Loans with respect to a Dutch Borrower ~~can~~shall only be ~~assigned (i) if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or such assignee otherwise qualifies as a PMP~~permitted if such Person is a Non-Publc Lender; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to Committed Loans, L/C Obligations, Swing Line Loans and Commitments assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender or Approved Fund of a Lender;

(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate or Approved Fund of such Lender with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent and the Company an Assignment and Assumption, together with a processing and recordation fee payable to Agent equal to $3,000; provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent and the Company an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by and a copy provided to the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Agent, sell participations to any Person (other than a natural person or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each

Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans and the other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Deemed Consent of the Company. If the consent of the Company to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 11.06(b)(i)(B)), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to the Company by the assigning Lender (through Agent) unless such consent is expressly refused by the Company prior to such fifth Business Day.

(i) Resignation as L/C Issuer or Swing Line ~~lender~~ Lender. Notwithstanding anything to the contrary contained herein, if at any time Bank of the West assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of the West may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or resign as Swing Line Lender. In the event of any such resignation as L/C Issuer and/or Swing Line Lender, the Company shall appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of the West as L/C Issuer or Swing Line Lender. If Bank of the West resigns as L/C issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of the West resigns as Swing Line Lender, its shall retain all of the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(d)). Upon the appointment of a successor L/C Issuer or Swing Line Loan, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of the West to effectively assume the obligations of Bank of the West with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (but, subject to and in accordance with its ordinary and customary procedures and otherwise applicable Law, each Lender agrees to give the Company prior written notice thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning any Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an uncured Event of Default shall have occurred and be continuing, Agent, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Agent, such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Agent, such Lender, the L/C Issuer or their respective Affiliates may have. Agent, each Lender and the L/C Issuer agrees to notify the Company and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application, and, without the prior written consent of Agent, no setoff shall be made so long as any Obligations are secured directly or indirectly by real property.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement ~~by telecopy~~or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) any Loans extended to a Dutch Borrower can only be assigned (i) if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or such assignee otherwise qualifies as a PMP; and

(e) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc. (a) Governing Law. Subject to subsection (e) below, this Agreement shall be governed by, and construed in accordance with, the law of the state of California.

(b) Submission to Jurisdiction. The Company and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state of California sitting in Los Angeles County and of the United States District Court of the Central District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Company and each other Loan Party irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e) Governing law with respect to powers of attorney. If a Dutch Borrower is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or *of any other Loan Document) are an arm’s-length commercial transaction between the Company, each other Loan Party and their respective. Affiliates, on the one hand, and Agent, on the other hand, and the Company and each other Loan Party are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Company or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Agent has advised or is currently advising the Company, any other Loan Party or any of their respective Affiliates on other matters) and Agent has no obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Company and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Agent with respect to any breach or alleged breach of agency or fiduciary duty.

11.18 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19 ~~11.18~~ USA PATRIOT Act ~~Notice~~. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Agent (for ~~Itself~~itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies ~~such Loan Party~~American Vanguard and its Subsidiaries, which information includes the name ~~and address of such Loan Party~~, address and tax identification numbers of American Vanguard and its Subsidiaries and other information that will allow such Lender or Agent, as applicable, to identify ~~such Loan Party in accordance with the~~American Vanguard and its Subsidiaries in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20 ~~11.19~~ Cash Management Providers, Etc. Each Cash Management Provider and Permitted Hedge Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents solely for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Cash Management Providers and Permitted Hedge Providers and, by virtue of entering into a Cash Management Agreement or Permitted Hedge Agreement, the applicable Cash Management Provider or Permitted Hedge Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Cash Management Provider and Permitted Hedge Provider under the Loan Documents consist exclusively of each such Cash Management Provider and Permitted Hedge Provider being a beneficiary of the security interests in the Collateral and the Guaranty granted by the Loan Documents to Agent and the right to share in payments and collections out of the proceeds thereof as more fully set forth in the Loan Documents. In connection with any payments from the proceeds of Collateral and the Guaranty, Agent shall be entitled to assume no amounts are due or owing to any Cash Management Provider or Permitted Hedge Provider unless the relevant Cash Management Provider or Permitted Hedge Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such payments. Agent shall have no obligation to calculate the amount due and payable with respect to any Cash Management Provider and Permitted Hedge Provider, but may rely upon the written certification of the amount due and payable from the relevant Cash Management Provider and Permitted Hedge Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Cash Management Provider or Permitted Hedge Provider is the amount last certified to Agent by such Cash Management Provider or Permitted Hedge Provider as being due and payable (less any payments made to such Cash Management Provider or Permitted Hedge Provider on account thereof). In absence of any certification, Agent shall be entitled to assume that no amount is due and payable to the relevant Cash Management Provider or Permitted Hedge Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Cash Management Obligations or Permitted Hedge Obligations shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such obligations, nor shall the consent of any such provider or holder be required (other than in their capacities as Agent or Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the Guaranty, including the release of Collateral or Guarantors. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Cash Management Obligations or Permitted Hedge Obligations (other than in their capacities as Agent or Lenders, to the extent applicable) has any individual right to enforce the Guaranty or bring any remedies with respect to any Liens on Collateral granted pursuant to the Loan Documents.

11.21 ~~11.20~~ Amendment and Restatement. By execution of this Agreement, the Company and each of the other Loan Parties acknowledging below agrees that: (a) the Existing Credit Agreement is incorporated herein by reference, and shall continue to be in full force and effect except as expressly modified hereby; (b) all Loan Documents, as defined in the Existing Credit Agreement, with or relating to the Company or any Guarantor, including, without limitation, those documents listed on Schedule 11.20 are incorporated by reference into the Loan Documents and shall continue to be Loan Documents hereunder and in full force and effect, except to the extent expressly modified hereby; (c) except to the extent expressly modified as provided above, it reaffirms and ratifies all of its agreements in the Existing Credit Agreement and Loan Documents, as defined in the Existing Credit Agreement (the “Existing Loan Documents”); (d) each reference in the Existing Loan Documents, and any terms defined in the Existing Loan Documents by reference to terms in the Existing Credit Agreement, shall be deemed to be references to this Agreement and the terms defined in this Agreement; (e) Agent is authorized in its own name or in the name of the Company and other Loan Parties, in Agent’s discretion and from time to time, to make such notations on or modifications to the Existing Loan Documents to reflect the intentions of the parties as expressed herein; and (f) to the extent necessary or desirable to give effect to the intent of the parties under this Agreement and any Existing Loan Documents (including, without limitation, any Security Document included therein), this Agreement and the other Loan Documents shall construed as an amendment to the Existing Credit Agreement and other Existing Loan Documents, it being the intent of the parties that, without further action, collateral security in which Agent and/or Lenders were granted a Lien under any Existing Loan Documents shall continue secure the relevant obligations of the Loan Parties under this Agreement and the other Loan Documents.

11.22 ~~11.21~~ Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

11.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.